Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER 2020 RESULTS
TULSA, OK – May 6, 2020 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its third quarter of fiscal 2020.
Key highlights:

•
Third quarter revenue was $248.3 million compared to $358.9 million in the same quarter of the prior fiscal year largely due to our withdrawal from the iron and steel market and various impacts of COVID-19

•
Including restructuring costs of $6.6 million, the third quarter loss was $0.21 per share compared to earnings per diluted share of $0.33 in the same quarter of the prior fiscal year; the adjusted third quarter earnings was a loss of $0.02 per share

•	Strong liquidity position of $216.3 million at March 31, 2020, including cash of $87.5 million, and debt of only $8.9 million

•	Backlog at the end of the quarter was $727.1 million, which does not include two previously announced multi-year mid-size LNG projects

•	Expansion of our previously announced business restructuring and improvement plan expected to result in annual SG&A and construction overhead cost savings of approximately $40.0 million

“Matrix is focused on two strategic priorities - safeguarding the health and safety of our employees and taking the appropriate steps to position the Company against the challenging market backdrop. We are executing on the latter by properly aligning our cost structure to the environment,” said John R. Hewitt, president and CEO of Matrix Service Company. “We are also appropriately positioned with a strong financial foundation based on an historically conservative approach to managing our balance sheet. The pandemic-created supply/demand imbalance across the energy market will correct itself over the coming months, and we believe the steps we are taking will uniquely position us to take advantage of this recovery and support the long-term success of the Company.”
Update on Company Response to COVID-19 Pandemic
As the COVID-19 pandemic persists, the Company's top priority has been to maintain a safe working environment for all employees, customers and business partners. We seamlessly transitioned the majority of our 1,000 administrative and engineering team members to remote working conditions in March. Our project teams in coordination with our clients created new and enhanced work processes to integrate the guidance from governmental agencies and leading health organizations to protect the health and safety of everyone on our job sites while maintaining productivity.
There is significant uncertainty regarding the near- and intermediate-term economic impacts from the COVID-19 pandemic and the significant supply/demand dislocation in crude oil during the quarter, which has resulted in lowered revenue expectations for the remainder of fiscal 2020 and for fiscal 2021. The Company entered this environment with a strong balance sheet and liquidity and is taking appropriate steps to preserve its financial position by:

•	restructuring the business to right-size the cost structure to support the lower revenue volumes expected in the near- to intermediate-term;

•	eliminating all non-critical capital expenditures for at least the remainder of fiscal 2020 and early fiscal 2021; and

•	suspending share repurchases until further notice.
The Company expects to save approximately $40.0 million in annual operating costs as a result of these actions, which will also help preserve liquidity. Approximately $12.0 million of the reductions are related to SG&A and approximately $28.0 million are related to construction overhead activities.

The Company incurred $6.6 million in restructuring costs in the third quarter of Fiscal 2020 and expects to incur an additional $4.0 to $6.0 million in restructuring in the fourth quarter.
Operational Update
The Company, through its subsidiaries, designs, builds and maintains infrastructure critical to North America’s energy and industrial markets. It reports its results based on four key operating segments: Storage Solutions, Oil Gas & Chemical, Electrical Infrastructure, and Industrial.
Storage Solutions
The Storage Solutions segment represents the Company’s work related to aboveground storage tanks and full terminals for crude oil, refined products, LNG and NGLs. The Company provides services including engineering, fabrication, procurement, construction, construction management, maintenance and repair services. In the third quarter of 2020, the segment generated revenue of $143.7 million, compared to $134.4 million in the same period in the prior year. The increase was due to increased tank and terminal work and higher levels of work in Canada. Project awards totaled $60.6 million, resulting in a 0.4 book-to-bill ratio. Backlog at the end of the third quarter of 2020 was $520.5 million.
As a result of the COVID-19 pandemic, we experienced short-term suspensions of work on a limited number of projects. Work on most of these projects has resumed. In addition, some project starts have been delayed for varying durations from a few weeks to a few quarters. While some project award cycles have been extended, key opportunities, including a medium-scale LNG terminal, a crude terminal and LNG peak shaving project continue to advance.
Oil Gas & Chemical
The Company’s Oil Gas & Chemical segment includes revenue associated with refinery maintenance and repair, capital projects and turnarounds as well as natural gas processing, sulfur processing and handling, and the strategic growth area in chemical and petrochemical plants. In the third quarter of 2020, the segment generated revenue of $52.3 million, compared to $82.5 million in the same period in the prior year. The decrease was primarily due to lower levels of turnaround work. Project awards totaled $34.6 million, resulting in a 0.7 book-to-bill ratio. Backlog at the end of the third quarter of 2020 was $132.3 million.
The short-term impact to the Company's refinery turnaround and maintenance operations as a result of direct and indirect conditions created by the global pandemic has been considerable. There have been project cancellations, delays and temporary suspensions of planned seasonal work, however, in most cases the revenue volumes are moving out in time from a few weeks to quarters, but not eliminated. The updated start dates on many of the delayed activities is uncertain and will depend on the needs of our clients, safety guidelines, and the market.
Electrical Infrastructure
The Company's Electrical Infrastructure segment provides power delivery services, primarily to investor owned utilities, as well as emergency and storm restoration services. The Company also provides services in a variety of power generation facilities including combined cycle and other natural gas fired power stations. In the third quarter of 2020, the segment generated revenues of $28.4 million, compared to $60.7 million in the same period in the prior year. The decrease was due to lower levels of power delivery and power generation work. Project awards totaled $15.1 million, resulting in a 0.5 book-to-bill ratio. Backlog at the end of the third quarter of 2020 was $42.1 million.
In the second quarter of fiscal 2020, the Company announced a business improvement plan for the power delivery portion of this segment. The plan included significant changes to the operations and management of the business, including changes to leadership and mid-level operational personnel, modifications to operational processes, and increased business development resources. The changes implemented to date have led to improved project execution.
The geographic footprint of most work in this segment is concentrated in the Mid-Atlantic and Northeastern U.S., which has been severely affected by the COVID-19 pandemic. As a result, we have experienced suspensions of work at certain job sites and client proposal activity has slowed as they manage other pandemic-related challenges. We will continue to assess conditions in the areas we serve and resume normal operations based on needs of our clients and safety guidelines to ensure the protection of our employees and customers.

Industrial
The Industrial segment today consists of work for various industries, including major mining and minerals companies engaged primarily in the extraction of non-ferrous metals, aerospace and defense, cement, agriculture, and various industrial facilities. In the third quarter of 2020, the segment generated revenue of $23.9 million, compared to $81.3 million in the same period in the prior year. The decrease in revenue is primarily attributable to our strategic decision to reduce focus on the iron and steel industry. Our exit from having a continuous presence in the domestic iron and steel business is complete with final wind-down of the business to occur in the fourth quarter. Backlog at the end of the third quarter of 2020 was $32.2 million comprised of work in thermal vacuum chambers, mining and other industrial work.
Third Quarter Fiscal 2020 Results
Consolidated revenue was $248.3 million for the three months ended March 31, 2020, compared to $358.9 million in the same period in the prior fiscal year. On a segment basis, revenue decreased for the Industrial, Electrical Infrastructure, and Oil Gas & Chemical segments by $57.4 million, $32.3 million, and $30.2 million, respectively. These decreases were partially offset by an increase in the Storage Solutions segment of $9.3 million.
Consolidated gross profit decreased to $20.5 million in the three months ended March 31, 2020 compared to $36.9 million in the same period in the prior fiscal year. Gross margin decreased to 8.2% in the three months ended March 31, 2020 compared to 10.3% in the same period in the prior fiscal year. Gross margins in Fiscal 2020 are the result of strong project execution, offset by the under recovery of construction overhead costs due to lower than anticipated revenue volumes.
Consolidated SG&A expenses were $19.7 million in the three months ended March 31, 2020 compared to $24.1 million in the same period a year earlier. The decrease is primarily attributable to cost reduction initiatives and lower incentive compensation due to weaker operating results in the current year.
The Company recorded $6.6 million of restructuring costs due to actions taken under our business improvement plan.
Our effective tax rate for the three months ended March 31, 2020, which represents the benefit from losses before income taxes, was 16.9% compared to 30.5% for the same period a year ago. We previously expected our fiscal 2020 effective tax rate to be approximately 27.0%. The effective tax rate for the three months ended March 31, 2020 was negatively impacted by higher than normal non-deductible expenses.
For the three months ended March 31, 2020, inclusive of restructuring costs of $6.6 million, we had a net loss of $5.5 million, or $0.21 per fully diluted share. The adjusted net loss was $0.4 million, or $0.02 per fully diluted share. For the three months ended March 31, 2019 we had net income of $8.9 million, or $0.33 per fully diluted share.
Nine Month Fiscal 2020 Results
Consolidated revenue was $905.1 million for the nine months ended March 31, 2020, compared to $1.018 billion in the same period in the prior fiscal year. On a segment basis, revenue decreased in the Oil Gas & Chemical, Electrical Infrastructure, and Industrial segments by $78.6 million, $73.5 million, and $24.5 million, respectively. These decreases were partially offset by an increase in the Storage Solutions segment of $63.7 million.
Gross margin increased to 9.2% in the nine months ended March 31, 2020 compared to 8.7% in the same period in the prior fiscal year. Fiscal 2020 gross margin was positively impacted by strong project execution in the Storage Solutions, Oil Gas & Chemical and Industrial segments, partially offset by poor project execution in the Electrical Infrastructure segment in the first and second quarters and the under-recovery of overhead costs due to the lower revenue volumes across most of the business.
Consolidated SG&A expenses were $66.6 million in the nine months ended March 31, 2020 compared to $67.7 million in the same period a year earlier. The decrease is primarily attributable to lower incentive compensation due to weaker operating results in the current year.
The Company recorded non-cash goodwill and other intangible asset impairments of $38.5 million during the second quarter of Fiscal 2020. In addition, the Company recorded $6.6 million of restructuring costs due to actions taken under our business improvement plan.
Our effective tax rate for the nine months ended March 31, 2020, which represents the benefit from losses before income taxes, was 5.9%, compared to 27.9% for the same period a year ago. We previously expected our fiscal 2020 effective tax rate to be approximately 27.0%. The effective tax rate in fiscal 2020 was negatively impacted by a $2.5 million valuation allowance placed on a deferred tax asset and the non-deductible portion of the goodwill impairments.

For the nine months ended March 31, 2020, inclusive of impairments and restructuring costs of $45.1 million, we had a net loss of $27.4 million, or $1.02 per fully diluted share. The adjusted net income was $11.0 million, or $0.40 per fully diluted share. For the nine months ended March 31, 2019, we had net income of $15.2 million, or $0.55 per fully diluted share.
Backlog
Backlog at March 31, 2020 was $727.1 million. The quarterly book-to-bill ratio was 0.5 on project awards of $113.3 million. The year-to-date book-to-bill ratio was 0.7 on project awards of $632.3 million.
Financial Position
At March 31, 2020 the Company had total liquidity of $216.3 million, which includes a cash balance of $87.5 million and $128.8 million of availability under the credit facility. The Company's outstanding borrowings were $8.9 million at March 31, 2020. During the third quarter, the Company repurchased 547,606 shares for $7.1 million. Year-to-date, the Company repurchased 1,047,606 shares for $17.0 million.
Guidance
As a result of the disruption we have experienced in our end markets due to the COVID-19 pandemic and uncertainty concerning the duration of the pandemic, the Company decided to withdraw the financial guidance for fiscal year 2020 on April 9, 2020.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, May 7, 2020 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

Dial in - Toll-Free 1-888-660-6127
Dial in - Toll 1-973-890-8355
Audience Passcode 2527329

About Matrix Service Company
Founded in 1984, Matrix Service Company (Nasdaq: MTRX) is parent to a family of companies that includes Matrix PDM Engineering, Matrix Service Inc., Matrix NAC, and Matrix Applied Technologies. Our companies design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
With a culture driven by its core values of safety, integrity, stewardship, positive relationships, community involvement and delivering the best, Matrix has twice been named to Forbes Top 100 Most Trustworthy Companies in America and is consistently recognized as a Great Place to Work®.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Revenue	$248,327	$358,887	$905,101	$1,017,966
Cost of revenue	227,850	321,981	822,158	929,753
Gross profit	20,477	36,906	82,943	88,213
Selling, general and administrative expenses	19,718	24,112	66,574	67,672
Goodwill and other intangible asset impairments	—	—	38,515	—
Restructuring costs	6,559	—	6,559	—
Operating income (loss)	(5,800)	12,794	(28,705)	20,541
Other income (expense):
Interest expense	(398)	(301)	(1,231)	(954)
Interest income	356	307	1,247	863
Other	(767)	58	(368)	582
Income (loss) before income tax expense	(6,609)	12,858	(29,057)	21,032
Provision (benefit) for federal, state and foreign income taxes	(1,114)	3,925	(1,705)	5,862
Net income (loss)	$(5,495)	$8,933	$(27,352)	$15,170

Basic earnings (loss) per common share	$(0.21)	$0.33	$(1.02)	$0.56
Diluted earnings (loss) per common share	$(0.21)	$0.33	$(1.02)	$0.55
Weighted average common shares outstanding:
Basic	26,478	26,788	26,781	26,918
Diluted	26,478	27,417	26,781	27,587

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2020	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$87,503	$89,715
Accounts receivable, less allowances (March 31, 2020—$1,821 and June 30, 2019—$923)	209,195	218,432
Costs and estimated earnings in excess of billings on uncompleted contracts	56,859	96,083
Inventories	7,738	8,017
Income taxes receivable	1,924	29
Other current assets	8,429	5,034
Total current assets	371,648	417,310
Property, plant and equipment at cost:
Land and buildings	43,162	41,179
Construction equipment	94,064	91,793
Transportation equipment	55,793	52,526
Office equipment and software	38,122	43,632
Construction in progress	7,320	7,619
Total property, plant and equipment - at cost	238,461	236,749
Accumulated depreciation	(154,493)	(157,414)
Property, plant and equipment - net	83,968	79,335
Operating lease right-of-use assets	25,840	—
Goodwill	60,277	93,368
Other intangible assets, net of accumulated amortization	11,114	19,472
Deferred income taxes	5,462	2,683
Other assets	9,038	21,226
Total assets	$567,347	$633,394

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2020	June 30, 2019
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$77,246	$114,647
Billings on uncompleted contracts in excess of costs and estimated earnings	100,566	105,626
Accrued wages and benefits	23,013	38,357
Accrued insurance	9,065	9,021
Operating lease liabilities	8,639	—
Income taxes payable	—	2,517
Other accrued expenses	5,548	5,331
Total current liabilities	224,077	275,499
Deferred income taxes	—	298
Operating lease liabilities	22,660	—
Borrowings under senior secured revolving credit facility	8,888	5,347
Other liabilities	296	293
Total liabilities	255,921	281,437
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2020 and June 30, 2019; 26,131,355 and 26,807,203 shares outstanding as of March 31, 2020 and June 30, 2019	279	279
Additional paid-in capital	137,306	137,712
Retained earnings	212,124	239,476
Accumulated other comprehensive loss	(8,726)	(7,751)
	340,983	369,716
Less: Treasury stock, at cost — 1,756,862 shares as of March 31, 2020, and 1,081,014 shares as of June 30, 2019	(29,557)	(17,759)
Total stockholders' equity	311,426	351,957
Total liabilities and stockholders’ equity	$567,347	$633,394

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Gross revenue
Electrical Infrastructure	$28,411	$60,669	$89,973	$163,543
Oil Gas & Chemical	53,539	83,414	167,821	246,497
Storage Solutions	144,460	134,822	439,246	374,787
Industrial	24,042	81,283	213,596	237,225
Total gross revenue	$250,452	$360,188	$910,636	$1,022,052
Less: Inter-segment revenue
Oil Gas & Chemical	$1,226	$870	$1,986	$2,175
Storage Solutions	714	431	2,664	1,911
Industrial	185	—	885	—
Total inter-segment revenue	$2,125	$1,301	$5,535	$4,086
Consolidated revenue
Electrical Infrastructure	$28,411	$60,669	$89,973	$163,543
Oil Gas & Chemical	52,313	82,544	165,835	244,322
Storage Solutions	143,746	134,391	436,582	372,876
Industrial	23,857	81,283	212,711	237,225
Total consolidated revenue	$248,327	$358,887	$905,101	$1,017,966
Gross profit (loss)
Electrical Infrastructure	$752	$6,210	$(2,024)	$13,155
Oil Gas & Chemical	2,946	10,736	10,778	25,518
Storage Solutions	18,010	14,575	58,840	35,275
Industrial	(1,231)	5,385	15,349	14,265
Total gross profit	$20,477	$36,906	$82,943	$88,213
Intangible asset impairments and restructuring costs
Electrical Infrastructure	$1,114	$—	$26,014	$—
Oil Gas & Chemical	1,409	—	1,409	—
Storage Solutions	1,000	—	1,000	—
Industrial	3,036	—	16,651	—
Total intangible asset impairments and restructuring costs	$6,559	$—	$45,074	$—
Operating income (loss)
Electrical Infrastructure	$(2,259)	$2,882	$(33,766)	$3,977
Oil Gas & Chemical	(2,712)	4,796	(5,757)	8,895
Storage Solutions	6,479	3,730	24,830	5,371
Industrial	(7,308)	1,386	(14,012)	2,298
Total operating income (loss)	$(5,800)	$12,794	$(28,705)	$20,541

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding is high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2020:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2019	$55,429	$156,650	$603,604	$56,552	872,235
Project awards	15,081	34,612	60,625	2,995	113,313
Project cancellations(1)	—	(6,671)	—	(3,494)	(10,165)
Revenue recognized	(28,411)	(52,313)	(143,746)	(23,857)	(248,327)
Backlog as of March 31, 2020	$42,099	$132,278	$520,483	$32,196	$727,056
Book-to-bill ratio(2)	0.5	0.7	0.4	0.1	0.5

(1)
Cancellations in the Industrial segment were due to transferring $3.5 million of our remaining iron and steel work to another contractor following the final wind-down of our domestic iron and steel maintenance business. Cancellations totaling $6.7 million in the Oil, Gas and Chemical segment consist of turnaround work transferred to a local contractor as a result of COVID-19 precautions.

(2)	Calculated by dividing project awards by revenue recognized during the period.

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2020:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2019	$73,883	$134,563	$641,295	$248,608	$1,098,349
Project awards	58,189	170,221	315,770	88,103	632,283
Project cancellations(1)	—	(6,671)	—	(91,804)	(98,475)
Revenue recognized	(89,973)	(165,835)	(436,582)	(212,711)	(905,101)
Backlog as of March 31, 2020	$42,099	$132,278	$520,483	$32,196	$727,056
Book-to-bill ratio(2)	0.6	1.0	0.7	0.4	0.7

(1)
Primarily related to the deterioration of our relationship with a key customer in the iron and steel industry and the subsequent cancellations of work and the cancellation of a coke battery project in Canada during the second quarter totaling $88.3 million. Subsequent cancellations in the third quarter were due to transferring $3.5 million of our remaining iron and steel work to another contractor following the final wind-down of our domestic iron and steel maintenance business. Cancellations in the Oil, Gas and Chemical segment consist of $6.7 million of turnaround work transferred to a local contractor as a result of COVID-19 precautions.

(2)	Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures
In order to more clearly depict the core profitability of the Company, the following table presents our net income (loss) and earnings (loss) per fully diluted share for the three and nine months ended March 31, 2020 after adjusting for expense items related to restructuring initiatives and impairments:
Reconciliation of Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Common Share(1)
(In thousands, except per share data)

			Three Months Ended March 31, 2020		Nine Months Ended March 31, 2020
	Amount of Charge	Income Tax Effect of Charge	Net Income (Loss)	Earnings (Loss) Per Diluted Share	Net Income (Loss)	Earnings (Loss) Per Diluted Share
Net loss and diluted loss per common share, as reported			$(5,495)	$(0.21)	$(27,352)	$(1.02)
Restructuring costs incurred	$6,559	$(1,462)	5,097	0.19	5,097	0.19
Electrical Infrastructure segment goodwill impairment	24,900	(4,889)	—	—	20,011	0.74
Industrial segment goodwill and other intangible asset impairment	13,615	(2,803)	—	—	10,812	0.40
Valuation allowance placed on a deferred tax asset	2,417	—	—	—	2,417	0.09
Adjusted net income (loss) and diluted earnings (loss) per common share			$(398)	$(0.02)	$10,985	$0.40
Weighted average common shares outstanding - diluted:
As reported				26,478		26,781
Previously anti-dilutive common shares				—		517
Adjusted weighted average common shares outstanding - diluted				26,478		27,298

(1)
This table presents non-GAAP financial measures of our adjusted net income (loss) and adjusted diluted earnings (loss) per common share for the three and nine months ended March 31, 2020. The most directly comparable financial measures are net income (loss) and diluted earnings (loss) per common share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these financial measures because we believe they more clearly depict the core operating results of the Company during the periods presented and provide a more comparable measure of the Company's operating results to other companies considered to be in similar businesses. Since adjusted net income (loss) and adjusted diluted earnings (loss) per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.